EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Plan Administrator of the TransCanada 401(k) and Savings Plan:

We consent to the incorporation by reference in the Registration Statements (No. 333-184074 and No. 333-151736) pertaining to the TransCanada 401(k) and Savings Plan of our report dated June 18, 2018 relating to the statements of net assets available for benefits of the TransCanada 401(k) and Savings Plan as of December 31, 2017 and 2016 and the related statement of changes in net assets available for benefits for the year ended December 31, 2017, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 18, 2018